PLS CPA, A Professional Corp.

t 4725 MERCURY STREET #210 t SAN DIEGO t CALIFORNIA 92111 t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 433-2979

t E-MAIL changgpark@plscpas.com t

June 3, 2011

To Whom It May Concern:

We hereby consent to the use in this Registration Statement on Form S-1 Amendment No. 1 of our audit report dated December 9, 2010 relating to the financial statements as of September 30, 2010 of Tireless Steps, Inc., which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement

Very truly yours,

/s/ PLS CPA

____________________________

PLS CPA

Member of the California Society of Certified Public Accountants

Registered with the Public Company Accounting Oversight Board